Exhibit 99.1

Provision Holding to Webcast, Live, at VirtualInvestorConferences.com on July 13

CHATSWORTH, Calif., July 10, 2017 /PRNewswire/ -- Provision Interactive Technologies, Inc. (“Provision”), a subsidiary of Provision Holding, Inc. (OTCQB: PVHO), the market leader in 3D holographic consumer advertising technology, today announced that Curt Thornton, Founder and CEO, will present live at VirtualInvestorConferences.com on July 13, 2017.

Event Details:

DATE: Thursday, July 13, 2017

TIME: 11:30 AM ET

LINK: https://tinyurl.com/0713prepr

This will be a live, interactive online event where investors are invited to ask the company questions in real-time - both in the presentation hall as well as the association’s “virtual trade booth.” If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

It is recommended that investors pre-register and run the online system check to save time and receive event updates.

Recent Company Highlights

●	In June 2017, Provision entered into a multi-year partnership agreement with Discount Drug Mart, Inc. to install Provision’s proprietary 3D Savings Center kiosks inside Discount Drug Mart stores across its 70+ location footprint.
●	In May 2017, the Company earned a new patent for its 3D holographic product known as “Holovision”, which boosts Provision’s intellectual property in the U.S. and will allow Provision to protect and drive the application of 3D holographic technology in the self-service kiosk market.

Learn more about the event at www.VirtualInvestorConferences.com.

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About Provision Interactive Technologies, Inc.

Provision Interactive Technologies, Inc., a subsidiary of Provision Holding, Inc. (OTCQB: PVHO), is the leading developer of intelligent, interactive 3D holographic display technologies, software, and integrated solutions used primarily in retail settings. Provision’s 3D advertising displays are designed to increase in-store engagement, coupon redemption and point-of-purchase activity.

Provision's 3D holographic display systems represent a revolutionary technology that project full color, high-resolution videos into space detached from the screen, without the need for special glasses. Provision holds more than 10 patents related to its 3D holographic technology, for both consumer and commercial applications. For more information, visit www.provision.tv.

About VirtualInvestorConferences.com
Since 2010, VirtualInvestorConferences.com, created by BetterInvesting (NAIC) and PRNewswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire's leading-edge online conferencing and investor communications capabilities with BetterInvesting's extensive retail investor audience network.

CONTACTS

Provision Holding, Inc.

Philip Carlson / Steve Silver

KCSA Strategic Communications

212.896.1233 / 212.896.1220

pcarlson@kcsa.com / ssilver@kcsa.com

VirtualInvestorConferences.com

Bradley H. Smith

Director of Marketing, IR and Compliance Services

PR Newswire

+1.201.947.7157

bradley.smith@prnewswire.com